 EXHIBIT 4.3

ALLIANCE BANCORP OF NEW ENGLAND, INC.
1999 Stock Option Plan for Non-Employee Directors

         The purpose of this Alliance Bancorp of New England, Inc. 1999 Stock Option Plan for Non-employee Directors (the "Directors' Option Plan" or the "Plan") is to promote the growth and profitability of Alliance Bancorp of New England, Inc. (the "Company"), to attract and retain experienced persons of the highest caliber as directors, to provide non-employee directors with an incentive to assume the significant duties and responsibilities entailed therewith and to achieve the long-term objectives of the Company by providing non-employee directors with a personal and financial interest in the success of the Company and its subsidiary, Tolland Bank (the "Bank"), through the ownership of common stock of the Company. Pursuant to the Directors' Option Plan, such directors will be offered the opportunity to acquire such common stock through the grant of options under such Plan. The Plan is effective April 7, 1999.

         As used in this Plan, the term "subsidiary" shall mean any present or future corporation which becomes a "subsidiary corporation" of the Company within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

1. Administration of the Plan.

         (a) The Plan shall be administered by the Personnel Committee (the "Committee") as appointed from time to time by the Board of Directors of the Company, a majority of which Committee shall consist of members of the Board of Directors who are not, and were not at any time during the one-year period prior to such appointment, employees of the Company or the Bank or any affiliate of the Company or the Bank. The Committee may establish such rules as it deems necessary for the proper administration of the Plan, make such determinations and interpretations with respect to the Plan and options granted hereunder as may be necessary or desirable and include such further provisions or conditions in such options as it deems advisable. Any determination or interpretation made by the Committee hereunder shall be conclusive and binding upon each of the Company, the Bank and the participant.

2. Shares Subject to the Plan.

         (a) The maximum aggregate number of shares of Stock that may be issued or transferred pursuant to the exercise of options under the Plan is 161,000 shares of Common Stock, $.01 par value (the "Stock") of the Company. Such shares may be authorized and unissued shares or previously issued shares acquired or to be acquired by the Company and held in treasury. Any shares subject to an option which for any reason expires or terminates unexercised may again be subject to an option under the Directors' Option Plan.

         (b) In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change relating to the Stock, the aggregate number and kind of shares or securities of the Company that may be issued under the Plan and the price of such shares, shall be appropriately adjusted by the Committee (whose determination shall be conclusive and binding upon each of the Company, the Bank and the participant) so that the proportionate number of shares or securities shall be maintained as before the occurrence of such event.

         (c) The Company shall at all times while the Plan is in force reserve such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan.

3. Participants.

         Options shall only be granted to present or future non-employee members of the Company's Board of Directors, as specified in 4(d) or 5(e) below.

4. Options.

         (a) Options granted under the Plan shall be non-statutory stock options. The granting date for each option shall be the date on which it is approved by the Committee, or such later date as the Committee may specify. Options granted hereunder shall be evidenced by stock option certificates in such form not inconsistent with the Plan as the Committee may from time to time determine.

         (b) (i) The price per share at which stock may be from time to time optioned shall be the fair market value on the day the award is granted.

                  (ii) Stock purchased upon exercise of an option under the Plan shall be paid for in cash or by certified check payable to the order of the Company, provided that the Committee may in its discretion permit the option price to be paid in whole or in part with shares of Stock of the Company having a fair market value as determined by the Company equal in amount to the option price, by a recourse note, in installments, or by delivery of a properly executed notice together with an undertaking by a broker to deliver promptly to the Company sale or loan proceeds equal in amount to the option price.

         (c) All options shall be immediately exercisable except those granted pursuant to 4(d)(ii). All options shall have a term of ten years from the date of grant.

         (d) Subject to 5(e) below, the only options granted hereunder shall be as follows:

                  (i) On the effective date of the Plan, all individuals who served as non-employee directors of the Company for all of the 1998 calendar year shall each be granted options to purchase 1,600 shares of Stock.

                  (ii) Upon either first election (but not re-election) by the stockholders to the Board of Directors of the Company or the appointment to the Board by the Board in order to fill the remainder of an unexpired term of any non-employee director who has not received options pursuant to 4(d)(i) above, the director shall receive options to purchase 5,000 shares of Stock. Options awarded pursuant to this subparagraph 4(d)(ii) shall vest and become exercisable upon the completion of one (1) year of service as a director. Any non-employee director serving on the Board at the effective date of this Plan who does not receive an option award pursuant to 4(d)(i) shall be eligible for an award pursuant to this subparagraph.

                  (iii) All non-employee directors of the Company serving on the effective date of this Plan shall receive options to purchase 800 shares of Stock. On each annual anniversary date of the effective date of this Plan all then serving non-employee directors shall receive options to purchase 800 shares of Stock. Notwithstanding anything in this subparagraph 4(d)(iii) to the contrary, no non-employee director shall be eligible to receive an option award pursuant to this subparagraph in the same twelve (12) month period he or she receives an award pursuant to 4(d)(ii).

5. Other Provisions Relating to Options.

         (a) Options granted under the Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during a participant's lifetime, only by him or her. After a participant's death, an option shall be exercisable only by the executor, administrator or other legal representative of the estate of the participant (the "Representative").

         (b) In the event of a consolidation or merger of the Company or the Bank with another corporation, the sale or exchange of all or substantially all the assets of the Company or the Bank or a reorganization or liquidation of the Company or the Bank, each holder of any outstanding option shall be entitled to receive upon exercise and payment in accordance with the terms of the option the same shares, securities or property that such holder would have been entitled to receive upon the occurrence of such event if such holder had been, immediately prior to such event, the holder of the number of shares of Stock purchasable under his or her option or, if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Committee may upon written notice to each holder of an outstanding option provide that such option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Committee may in its discretion accelerate or waive any deferred exercise period.

         (c) In the event that the Committee shall at any time prior to the exercise in full by a participant of options held by him or her (and regardless of whether such participant is then a director of the Company) determine that such participant either before or after the termination of his or her directorship with the Company has committed an act of misconduct for which such participant (if the participant had been an employee) could have been discharged for cause by the Company or has participated or engaged in any business activity determined by the Committee to be in any way harmful or prejudicial to the interests of the Company, such options shall forthwith terminate, and notwithstanding any other provisions hereof, such participant shall not thereafter be entitled to exercise such options in whole or in part. Any determination made by the Committee hereunder shall be conclusive and binding upon both the Company and the participant.

         (d) In the case of a participant who terminates service as a director due to retirement after serving at least one full three year term and having at least one time been elected by the stockholders ("Retirement"), or illness, before having exercised all such granted options, such options may be exercised in whole or in part within one year of the date of termination. If a participant's service as a director is terminated for any reason other than Retirement or illness, any options received pursuant to Section 4(d)(iii) that have not been exercised shall be forfeited. Upon the death of a participant, the participant's Representative shall have the right, at any time within one year after the date of death, to exercise in whole or in part any options that were available to the participant at the time of his or her death. Notwithstanding the foregoing, no option shall be exercisable after the expiration of the applicable exercise period.

         (e) Options may be granted under the Plan in substitution for options held by directors of a corporation who become directors of the Company or any subsidiary corporation of the Company eligible to receive options under the Plan as a result of an acquisition transaction. The terms and conditions of the substitute options granted may vary from those set forth in the Plan to the extent deemed appropriate by the Committee to conform to the provisions of the options for which they are substituted.

6. Withholding Taxes.

         Upon the exercise of non-statutory stock options, the participant shall be required to pay to the Company or authorize the Company to deduct from other amounts payable to the participant the amount of any taxes that the Company is required to withhold with respect to such exercise. The participant may elect to satisfy such withholding obligation by (a) delivering to the Company Stock owned by such individual having a fair market value equal to such withholding obligation or (b) requesting that the Company withhold from the shares of Stock to be delivered a number of shares of Stock having a fair market value equal to such withholding obligation.

7. Determination of Market Value.

         For purposes of this Plan, "fair market value" of the Stock as of any date shall be reasonably determined by the Board in good faith; provided, however, that if there is a public market for the Stock, the fair market value of the Stock as of any date shall be the average of the representative closing bid and asked prices, as quoted by the National Association of Securities Dealers through NASDAQ or any other reasonably reliable system for reporting quotes for the date in question; or, if the Stock is listed on the NASDAQ/NMS or is listed on a national stock exchange, the officially quoted closing price on such system or exchange on the date in question.

8. Amendment or Termination.

         The Committee may amend or terminate the Plan at any time, provided that any such amendment shall be subject to the approval of the stockholders of the Company in accordance with applicable law and regulations if such approval is necessary to satisfy the requirements of Rule 16b-3 (or any successor rule) under the Exchange Act or other regulatory requirements. Unless hereafter amended to provide for a different